SUBLEASE

Name (the Landlord)
Investors Group Trust Co. Ltd. as Trustee for Investors Real Property Fund
Address
15th Floor, 200 Granville Street
City	Prov.	Postal Code	Phone	Fax
Vancouver	BC	V6C 2R6	604-661-0800
E-mail
@

Name (the Tenant)
Universal Solutions Inc.
Address
Suite 610 - 815 West Hastings Street
City	Prov.	Postal Code	Phone	Fax
Vancouver	BC	V6C 1B4	604-608-2700	604-687-3567
E-mail
richard@solutionsusi.com

Name (the Subtenant)
JKR Gold Resources Inc.
Address
Suite 610 - 815 West Hastings Street
City	Prov.	Postal Code	Phone	Fax
Vancouver	BC	V6C1B4	604-669-5702
E-mail
johnathan@gmail.com

Building/Suite(s) to be Subleased (the Subleased Premises)
Lot B, Block 16, District Lot 541, Plan 4903 PID 011-282-177

Address
815 West Hastings Street
Suite (or other designating number of Subleased Premises)
610
City	Prov.	Postal Code
Vancouver	BC	V6C 1B4

WHEREAS, by a lease dated October 12, 2002, and extended on September 21, 2009 (the “Headlease”), Investors Group Trust Co. Ltd. as Trustee for Investors Real Property Fund (the “Landlord”) leased to the Tenant the premises known as Suite 610, 815 West Hastings Street, Vancouver, BC, V6C 1B4 (the “Premises”) for a term of 5 years commencing September 21, 2009.;

AND WHEREAS the Tenant has agreed with the Subtenant to grant a sublease (the “Sublease”) of a portion of the Premises (the “Subleased Premises” described above);

The parties hereby agree as follows:

I.	Term - The Tenant hereby subleases the Subleased Premises to the Subtenant, and the Subtenant leases the same from the Tenant, for a term of 4 years and 3 months beginning January 1, 2010.

SUBLEASE (cont.)

II.
Rent - The Subtenant shall pay to the Tenant rental in the amount of $82,404 per year, payable in installments of $6,867 per month, in advance. Each monthly payment shall be payable to the Tenant, due on or before the first day of each calendar month during the sublease term at the above-listed address of the Tenant, or at such other place designated by written notice from the Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis.

III.
The Tenant hereby agrees to provide the Subtenant an improvement allowance of 7 months free rent, starting from January 1, 2010 to July 31, 2010. In order to receive the allowance the subtenant must provide the following:

a)	The Subtenant has completed the construction of the Leasehold Improvements in accordance with the plans and drawings approved by Tenant and Landlord

b)
The Subtenant has provided the Tenant and Landlord with a Statutory Declaration stating that all contractors employed in connection with construction of the Leasehold Improvements have been paid and attaching copies of paid invoices.

c)	The Subtenant must spend at least $40,000 in Leasehold improvements

IV.	Subtenant Covenants - The Subtenant covenants with the Tenant as follows:

a)	to pay the Tenant the rent hereunder;

b)
to observe and perform all of the obligations of tenant under the Headlease, provided however that the Subtenant shall not be responsible for payment of any utilities, realty taxes, common expense charges or other similar amounts under the Headlease;

c)	if during the term of the Sublease the Subleased Premises are assessed for the support of separate schools, to pay such assessments;

d)	to use the Subleased Premises only for the purpose of administrative work;

e)	to keep the Subleased Premises clean and in good and tenantable repair;

f)
the Landlord and the Tenant, and persons authorized by them, shall have the right to enter and inspect the Subleased Premises at reasonable hours, provided the Landlord or Tenant shall not thereby interfere with the Subtenant’s business on the Subleased Premises.

g)
not to do or permit or suffer to be done any action whereby the policy of insurance against damage to the Subleased Premises by fire may become void or voidable or the rate of premium increased without giving the Tenant at least one month’s notice in writing of such action and if the rate of premium is increased by such action, to pay to the Tenant the increase in premium together with all expenses incurred by the Tenant in connection with the renewal or replacement of policies occasioned by breach of this covenant, and all payments to be made by the Subtenant pursuant to this covenant shall be deemed to be additional rent; not to assign, sublet or part with possession of any part of the Subleased Premises without the prior written consent of the Tenant and of the Landlord;

h)	not to mortgage, charge or otherwise encumber its interest in this sublease;

i)
during the last months of the term of this sublease to allow the Tenant to post a notice upon the Subleased Premises to let the Subleased Premises. Also to permit the Tenant, his agent and prospective tenants at all reasonable times to view the Subleased Premises;

j)	at the termination of this sublease, to yield up the Subleased Premises with all fixtures, leasehold improvements and additions in good and tenantable repair.

V.	Tenant Covenants - The Tenant hereby covenants with the Subtenant as follows:

a)	for quiet enjoyment;

b)
to pay the rent reserved, by and to perform and observe the covenants on its part contained in the Headlease with respect to the Subleased Premises as far as they are not hereby required to be performed and observed by the Subtenant;

c)
to keep indemnified the Subtenant from all proceedings, damages, costs, claims and expenses arising from any omission by the Tenant to pay when due the rent reserved under the Headlease or breach of any of the tenant’s covenants contained in the Headlease.

SUBLEASE (cont.)

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date written below; SIGNED, SEALED AND DELIVERED in the presence of:
Place and Date
Vancouver, BC – January 1, 2010

Witness (Signature)	The Tenant (Signature)

Print Name	Universal Solutions Inc. – Richard Silas

Witness (Signature)	The Subtenant (Signature)

Print Name	JKR Gold Resources Inc. – Jonathan Awde